Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4, No. 333-211833) and related prospectus of WesBanco, Inc. of our reports dated February 26, 2016, with respect to the consolidated financial statements of WesBanco, Inc. and the effectiveness of internal control over financial reporting of WesBanco, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
September 12, 2016